For period ending October 31, 2007

File number 811-22078

Exhibit 77C:

	In connection with the establishment of the Registrant in August 2007, the initial shareholder of each series adopted a consent related to the following organizational matters:
(1)	Ratification of initial trustees (i.e., Richard Q. Armstrong, Alan S.
Bernikow, Richard R. Burt, Meyer Feldberg, Bernard H. Garil and Heather R. Higgins)
(2)	Election of trustees (same persons as noted in prior item)
(3)	Ratification of independent registered public accounting firm; and
(4)	Approval of Management Contract
Each item was approved by each of the three initial investors in each series.